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                                                                     EXHIBIT D.2


                                  June __, 2001




Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
Washington, DC  20006


ATTN:  G. Cabell Williams III

       RE:  EQUITY PURCHASE AGREEMENT
            -------------------------

Dear Mr. Williams:

         In connection with the Agreement and Plan of Merger dated as of June __, 2001 (the "Merger Agreement"), pursuant to which a subsidiary of Allied Capital Corporation ("Allied Capital") shall merge with and into SunSource Inc. ("SunSource") upon the terms and conditions set forth therein (the "Merger"), the undersigned will purchase from Allied Capital 0 shares of Company Common Stock for a purchase price of $10.375 per share and an aggregate purchase price of $0 ("Aggregate Cash"). Capitalized terms not otherwise defined in this letter agreement shall have the meanings ascribed to them in the Merger Agreement. The undersigned, subject to the terms and conditions set forth in this letter agreement, hereby agrees that at the time of the Company Recapitalization, he will purchase such shares of Company Common Stock from Allied Capital. The undersigned shall then immediately contribute such shares to SunSource and an additional 19,880 shares of Company Common Stock beneficially owned by MAURICE ANDRIEN and for which he has full legal authority to sell, free and clear of all liens, claims and encumbrance in exchange for an equal number of shares of New Preferred Stock.

         The amount of cash and number of shares indicated above are calculated using the Cash Election price of $10.375. If the provisions of Article IIIA of the Merger Agreement are effective, then (i) the actual amount of shares of Company Common Stock to be purchased for cash shall be equal to the quotient obtained by dividing A by B where:

                  A        =        the amount of Aggregate Cash
                  B        =        the product of the Average Parent Common
                                    Stock Price and the Exchange Ratio or
                                    Adjusted Exchange Ratio, whichever is
                                    applicable


and (ii) the amount of shares of Company Common Stock purchased with cash to be contributed by the undersigned, as well as the number of shares of New Preferred Stock to be issued shall be reduced or increased accordingly.



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Allied Capital Corporation
June __, 2001
Page 2


         Additionally, the undersigned is the holder of 130,000 Rollover Options which he shall not exercise, surrender, assign, transfer or pledge prior to the Effective Time. Each Rollover Option shall remain in effect at the Effective Time without any change in the terms and conditions of such Rollover Option as in effect prior to the Effective Time, except that the Rollover Options shall vest in accordance with the terms of the Stock Option Plan at the Effective Time and shall not be adjusted as a result of the consummation by the Company of the transactions contemplated hereby.

         In connection therewith, the undersigned has agreed to deposit $0 into an escrow account pursuant to and subject to all of the terms and conditions set forth in the Escrow Agreement, dated as of the date hereof. The funds deposited by the undersigned pursuant to the Escrow Agreement will be credited toward the purchase price for the Company Common Stock to be acquired by the undersigned hereunder upon delivery of such funds to Allied Capital.

         Such purchase of Company Common Stock and contribution of Company Common Stock for New Preferred Stock is subject to the following conditions: (i) immediately prior to the Company Recapitalization, Allied Capital and SunSource shall determine that the conditions precedent to the Merger specified in Articles VII, VIII and IX of the Merger Agreement have been or will promptly be satisfied or waived and SunSource shall have fulfilled its obligations under
Section 6.20 of the Merger Agreement, and (ii) the Merger Agreement has not been terminated pursuant to Article XII of the Merger Agreement. Upon satisfaction of each of the conditions set forth above, the undersigned shall deliver a written notice to the Escrow Agent under the Escrow Agreement authorizing the release of the Escrow Funds (as defined therein) to Allied Capital pursuant to the terms thereof.

         This letter shall be governed by and construed under the laws of the State of Delaware without regard to conflict of law principles. Any judicial proceeding brought against the undersigned relating to a dispute arising out of this letter will be brought exclusively in the Delaware courts and by its execution and delivery of this letter, the undersigned accepts the exclusive jurisdiction of the Delaware courts.



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Allied Capital Corporation
June __, 2001
Page 3



         The letter shall terminate, and the undersigned shall have no further obligations hereunder if the Merger Agreement is terminated pursuant to Article XII of the Merger Agreement.

                                                     Very truly yours,



                                                     ------------------
                                                     Maurice P. Andrien